Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contact Information:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Appoints Chuck Mc Dermott As A New Board Member
Lynnfield, MA - October 1, 2015 - American Power Group Corporation (OTCQB: APGI) announced that Chuck McDermott has joined the Company’s Board of Directors and Lew Boyd has resigned from the Company’s Board of Directors, both effective October 1, 2015.
Mr. McDermott, 64, has been a General Partner of Rockport Capital, a venture capital firm that invests in the areas of alternative and traditional energy, mobility, and sustainability, since 1998. Mr. McDermott has over 20 years of experience in the cleantech industry. Prior to joining Rockport Capital, Mr. McDermott was Vice President of Governmental Affairs at Waste Management. He also directed the successful campaign of Congressman Joseph Kennedy II in 1986 and served two terms as his Chief of Staff. During his 12 years of senior level energy and environmental policy work in Washington, DC, Mr. McDermott established strong administrative and strategic relationships that put him at the forefront of cleantech policy deliberations. Mr. McDermott attended Yale University and after leaving Yale began a 14 year career in the music business as a songwriter, performer and recording artist.
Maury Needham, American Power Group’s Chairman of the Board of Directors, stated, "We are extremely pleased that Chuck has agreed to join our Board. Chuck brings a wealth of expertise and experience in the alternative energy services sector as well as a strong governmental affairs background on both a state and federal level. Mr. Needham added, “On behalf of our Board of Directors and all APG employees, I would like to thank Lew Boyd for his 21 years of dedicated service and commitment and we wish him all the best.”

Mr. Mc Dermott stated, “I believe strongly in APG's mission to improve the environmental performance of the engines that drive our national economy. There is an important role that dual fuel technologies can play on our path to a less carbon-intensive energy future and APG's cutting edge technologies deliver immediate environmental and financial benefits to its vast and growing customer base."

American Power Group Corporation Press Release
October 1, 2015

Lyle Jensen, CEO of American Power Group stated, “Our dual fuel diesel emission reduction technology and our recently acquired modular oil and gas flare capture and recovery technology are positioned to play key roles in meeting our climate change challenges at a state, federal, and global level. Having Chuck’s public and private sector experience brings a wealth of knowledge and contacts to effectively begin the integration of our emission reduction capabilities into these policies and regulations.”

About American Power Group Corporation
American Power Group’s subsidiary, American Power Group, Inc. provides cost effective products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrous oxides (NOx) and other diesel-related emissions. Through our Trident Associated Gas Capture and Recovery Technology, we provide oil and gas producers a flare capture service solution for associated gases produced at their remote and stranded well sites. These producers are under tightening regulatory pressure to capture and liquefy the flared gases at their remote and stranded well sites or face significant oil output reductions. With our proprietary Flare to Fuel™ process technology we can convert these captured gases into natural gas liquids (“NGL”) which can be sold as heating fluids, emulsifiers, or be further processed by refiners. Given pending federal methane capture regulations, we anticipate our next generation NGL processing systems will have the capability to convert the residual flared methane into pipeline quality natural gas that can be sold for a variety of dedicated and dual fuel vehicular, stationary, industrial and household uses. See additional information at: www. americanpowergroupinc.com

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